UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 25, 2011

Liberty Global, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

12300 Liberty Boulevard Englewood, CO 80112
(Address of Principal Executive Office)

(303) 220-6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a
Registrant.

On October 25, 2011, UPC Broadband Holding BV (UPC Broadband Holding), a subsidiary of Liberty Global, Inc., entered into a new additional facility accession agreement (the Additional Facility AB Accession Agreement) under UPC Broadband Holding's senior secured bank facility (as amended, the UPC Broadband Holding Bank Facility). Pursuant to the Additional Facility AB Accession Agreement, certain lenders agreed to make available a term loan facility, in an aggregate principal amount of $500.0 million (Facility AB).  The final maturity date for Facility AB is December 31, 2017.  Facility AB bears interest at a rate of LIBOR plus 3.50% with a LIBOR floor of 1.25%.  Facility AB will be drawn in full on October 28, 2011 and the proceeds will be used to reduce existing revolving credit loans under Facility AA of the UPC Broadband Holding Bank Facility.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.         Name

4.1
Additional Facility AB Accession Agreement, dated October 25, 2011, among UPC Financing Partnership, as Borrower, UPC Broadband Holding B.V., The Bank of Nova Scotia, as Facility Agent and Security Agent, and Citibank N.A., London and Goldman Sachs Bank USA, as Additional Facility AB Lenders, under the senior secured credit agreement originally dated January 16, 2004, as amended and restated from time to time among UPC Broadband Holding B.V., the guarantors as defined therein, the Facility Agent and the Security Agent and the bank and financial institutions acceding thereto from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL, INC.

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: October 26, 2011

Exhibit Index

Exhibit No.	Name

4.1
Additional Facility AB Accession Agreement, dated October 25, 2011, among UPC Financing Partnership, as Borrower, UPC Broadband Holding B.V., The Bank of Nova Scotia, as Facility Agent and Security Agent, and Citibank N.A., London and Goldman Sachs Bank USA, as Additional Facility AB Lenders, under the senior secured credit agreement originally dated January 16, 2004, as amended and restated from time to time among UPC Broadband Holding B.V., the guarantors as defined therein, the Facility Agent and the Security Agent and the bank and financial institutions acceding thereto from time to time.